UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – JUNE 30, 2008

ECOLOCAP SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-31165	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

740, St-Maurice Street
Suite 102
Montreal H3C 1L5
(Address of principal executive offices)

(514)_876-3907
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 25, 2008, Mr. Arthur J. Rawl resigned as member of the Board of Directors and from the Audit Committee of Ecolocap Solutions Inc. (the “Company”). Mr. Rawl served on the Company’s Board of Directors since September 7, 2006. Mr. Rawl resigned as a result of a disagreement with management about the information released on the June 25, 2008 press release. On June 30, 2008, we revised the June 25 press release and filed a revised version.

     As of June 30, 2008, we appointed Lim Ping Wai (a/k/a “Cherry Lim”) as a member of our Board of Directors.

     Since January 2005, Ms. Lim has served as Chief Executive Officer of Tsing-tech Innovations Co. Limited, a Hong Kong based investment company specializing in technology transfer for commercialization in mainland China. From June 2000 to January 2005, Ms. Lim served as a Executive Vice President for 7bridge Capital Partners Limited, Hong Kong. From August 1996 to June 2000, Ms. Lim was employed as a Director, Business Development, for eGlobe, Inc., Hong Kong. From February 1995 to August 1996, she was employed as a Manager – Large Accounts, for Deutsche Telekom Asia Pte. Ltd., Singapore and Hong Kong. From October 1990 to February 1995, Ms. Lim was employed by Singapore Telecommunications Ltd., Singapore, as an Engineer (Level II) for the Business Communications Sales Division. From December 1987 to January 1990, she was employed as Senior Industrial Engineer for CIM & Associates Ltd., Wanchai, Hong Kong. From February 1987 to July 1987, Ms. Lim was employed as Industrial Engineer for Pro-Power Manufacturing Co. Ltd., Kwun Tong, Hong Kong. Ms. Lim also acted as Vice Chairman of the Society of External Telecommunications, Services Operators, as an Alternate Member of the OFTA’s Telecommunications Standard Advisory Committee. Ms. Lim also serves as a member of the Industrial Advisory Committee of Industrial Engineering Department, University of Hong Kong. From 1997 to 1996, Ms. Lim served in various office for the Institute of Industrial Engineers, Hong Kong. Ms. Lim earned a B.S.I.E. cum laude from University of South Florida, Tampa, Florida, in 1986. In July 1999, she earned an executive Master's degree in Business Administration from the Chinese University of Hong Kong.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOCAP SOLUTIONS INC.

Date: July 01, 2008	By: CLAUDE PELLERIN
Claude Pellerin
Secretary